Exhibit 4.1

BANK OF AMERICA CORPORATION

FIFTH SUPPLEMENTAL INDENTURE

Dated as of December 1, 2008

Supplementing the Indenture, dated

as of January 1, 1995, between

Bank of America Corporation (successor to NationsBank Corporation) and

The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York), as Trustee, as supplemented by a

First Supplemental Indenture dated as of September 18, 1998,

Second Supplemental Indenture dated as of May 7, 2001,

Third Supplemental Indenture dated as of July 28, 2004

and

Fourth Supplemental Indenture dated as of April 28, 2006

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of December 1, 2008 (the “Fifth Supplemental Indenture”), is made by and between BANK OF AMERICA CORPORATION, a Delaware Corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (the “Trustee”), under the Indenture referred to herein.

WITNESSETH:

WHEREAS, the Company and the Trustee previously executed and delivered an Indenture, dated as of January 1, 1995 and supplemented that Indenture by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, a Third Supplemental Indenture dated as of July 28, 2004 and a Fourth Supplemental Indenture dated as of April 28, 2006 (collectively, the “Indenture”);

WHEREAS, pursuant to the Indenture, the Company has issued and the Trustee has authenticated and delivered one or more series of the Company’s senior debt securities (the “Securities”) and anticipates additional issues in the future;

WHEREAS, the Company has determined that it is advisable and in the interests of the Company and the holders of its senior unsecured debt that certain series of Securities be issued subject to a guarantee of the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to 12 C.F.R. Part 370 (as such regulations may be amended or supplemented from time to time, the “FDIC Guarantee”);

WHEREAS, as a condition to the FDIC Guarantee, the Company will enter into this Fifth Supplemental Indenture on or prior to the issue date of the applicable Securities, which shall be applicable only to those Securities issued subject to the FDIC Guarantee and only for so long as such FDIC Guarantee remains in effect for any such Securities or such later time as may be required by the rules and regulations of the FDIC or any successor entity (the “Termination Date”);

WHEREAS, this Fifth Supplemental Indenture shall lapse and be without further effect upon the later to occur of (a) payment in full of all Securities subject to the FDIC Guarantee or (b) the Termination Date;

WHEREAS, Section 10.01(e) of the Indenture provides that when authorized by a Board Resolution (as defined in Section 1.01 of the Indenture), the Company and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to modify or add to any of the provisions of the Indenture for any Securities that are not Outstanding at the time of such change;

WHEREAS, Section 10.01(f) of the Indenture provides that when authorized by a Board Resolution, the Company and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provisions contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture, provided such other provisions shall not adversely affect in any material respect the interests of holders of the Securities, including provisions necessary or desirable to provide for or facilitate the administration of the trusts under the Indenture;

WHEREAS, pursuant to Section 10.03 of the Indenture, the Trustee is fully protected in relying on an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this Fifth Supplemental Indenture complies with the provisions of Article Ten of the Indenture, and based upon that reliance, the Trustee has agreed to enter into this Fifth Supplemental Indenture; and

WHEREAS, this Fifth Supplemental Indenture has been duly authorized by a Board Resolution and all other all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities subject to the FDIC Guarantee:

ARTICLE I

ADDITIONAL TERMS

SECTION 1.1 Article 15 of the Indenture is hereby amended by the addition of the following terms, which shall read as follows:

“Section 15.11. Federal Deposit Insurance Corporation Guaranteed Senior Unsecured Debt

(a) Acknowledgement of the FDIC’s Debt Guarantee Program

(i) The parties to this Indenture acknowledge that the Issuer has not opted out of the debt guarantee program (the “TLG Program”) established by the FDIC’s Final Rule, 12 C.F.R. Part 370 (as may be amended or supplemented from time to time, the “Rule”). The TLG Program applies to any Securities issued on or after October 14, 2008 through June 30, 2009 (the “Effective Period”) that constitute unsecured senior debt, as defined in the Rule and as to which the Company has not duly made an election in accordance with Section 370.3(g) of the Rule and with respect to each such Security, for the period from October 14, 2008 to the earlier of the date such Security matures pursuant to the terms thereof and June 30, 2012 (the “Effective Period”). As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC Guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s Guarantee is the earlier of the maturity date of this debt or June 30, 2012.

The provisions of this Section shall be applicable only to any Securities issued under this Indenture which affirmatively indicate that they are subject to the FDIC Guarantee and the security certificate, note or other instrument evidencing each applicable Security shall bear a legend, upon which the Representative (as defined below) shall be entitled to conclusively rely, to the effect that such security certificate, note or other instrument is guaranteed by the FDIC under the TLG Program.

(ii) In connection with the Company’s participation in the TLG Program, any Authorized Officer (as defined in, or appointed pursuant to, a Board Resolution) may affirmatively elect to exercise the right to issue senior unsecured non-guaranteed debt with maturities beyond June 30, 2012 pursuant to, and as set forth in, 12 CFR §370.3(g), and to affirmatively identify such securities in the applicable Securities certificate, note or other instrument.

(iii) If any Securities have been issued that are subject to this Section 15.11, the Company may not opt out of the TLG Program under Section 370.5 of the Rule.

(iv) In the event of any conflict between the provisions of this Section 15.11 and the rules and regulations of the TLG Program, or the Master Agreement (and any amendments thereto) entered into by the Company and the FDIC (the “Master Agreement”) with respect thereto, such rules and regulations, and/or such Master Agreement shall control.

(b) Representative

(i) The Trustee is designated under this Indenture as the duly authorized representative of the holders for purposes of making claims and taking other permitted or required actions under the TLG Program (the “Representative”). Any holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

(ii) Upon an uncured failure by the Company to make a timely payment of principal or interest under any applicable Securities (a “Payment Default”), the Representative, on behalf of all holders of such Securities that are represented by the Representative, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest, together with proof of such claim and such other documentation as may be required by the FDIC under the Rule (i) in the case of any payment due by the Issuer prior to the final maturity or redemption of such Securities, on the earlier of the date that the applicable cure period ends (or if such date is not a Business Day, the immediately succeeding Business Day) and 60 days following such Payment Default and (ii) in the case of any payment due by the Issuer on the final maturity date or on a redemption date for such Securities, on such final maturity date or redemption date (or if such date is not a Business Day, the immediately succeeding Business Day).

(c) Subrogation

The FDIC shall be subrogated to all of the rights of the holders and the Representative under this Indenture against the Company in respect of any amounts paid to the holders, or for the benefit of the holders, by the FDIC pursuant to the TLG Program.

(d) Agreement to Execute Assignment upon Guarantee Payment

(i) The holders hereby authorize the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the holders pursuant to the TLG Program, to execute an assignment substantially in the form attached to this Indenture as Exhibit B pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Company under this Indenture and under the applicable Securities on behalf of the holders. The Company hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the indebtedness hereunder and under the applicable Securities for all purposes of this Indenture and upon any such assignment (or any assignment by any holder that elects not to be represented by the Representative, as provided above), the FDIC shall be deemed a holder under this Indenture for all purposes hereof, and the Company hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Indenture as a result of such assignment.

(ii) If a holder has exercised its right not to be represented by the Representative, such holder hereby agrees that, at such time as shall be required by the Rule, such Holder shall execute an assignment in the form attached as Exhibit B (or such other form as may be then required by the Rule), pursuant to which such holder shall assign to the FDIC its right to receive any and all payments from the Company under this Indenture.

(e) Surrender of Senior Unsecured Debt Instrument to the FDIC

If, at any time on or prior to the expiration of the Effective Period, payment in full hereunder shall be made pursuant to the TLG Program on the outstanding principal and accrued interest to such date of payment, the holder shall, or the holder shall cause the person or entity in possession to, promptly surrender to the FDIC the security certificate, note or other instrument evidencing such debt, if any.

(f) Notice Obligations to FDIC of Payment Default

If, at any time prior to the earlier of (a) full satisfaction of the payment obligations hereunder, or (b) expiration of the Effective Period, the Company is in default of any payment obligation hereunder, including timely payment of any accrued and unpaid interest, without regard to any cure period, the Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default.

(g) Ranking

Any indebtedness of the Company to the FDIC arising under Section 2.03 of the Master Agreement entered into by the Company and the FDIC in connection with the TLG Program will constitute a senior unsecured general obligation of the Company, ranking pari passu with any indebtedness hereunder.

(h) No Event of Default during Time of Timely FDIC Guarantee Payments

There shall not be deemed to be an event of default under Sections 6.01(a) and (b) of this Indenture or under the applicable Securities which would permit or result in the acceleration of amounts due hereunder, if such an event of default is due solely to the failure of the Company to make timely payment hereunder or under the applicable Securities, provided that the FDIC is making timely guarantee payments with respect to the debt obligations hereunder in accordance with 12 C.F.R Part 370.

Without limiting the foregoing, the provisions of Section 6.01 of the Indenture shall not result in any acceleration of the amounts due under any applicable Securities at any time at which the FDIC is making such timely guarantee payments, or the Company is making the required payments under such Securities.

(i) No Modifications Without FDIC Consent

Without the express written consent of the FDIC, the parties hereto agree not to amend, modify, supplement or waive any provision in this Indenture that is related to the principal, interest, payment, default or ranking of the indebtedness hereunder or that is required to be included herein pursuant to the Master Agreement executed by the Issuer in connection with the TLG Program.”

SECTION 1.2 (a) Section 15.01 of the Indenture is hereby amended by adding the following phrase at the beginning of such section:

“Except for the FDIC in connection with the FDIC Guarantee or as otherwise provided in 12 C.F.R. Part 370, …”

(b) Section 15.01 of the Indenture is hereby further amended by replacing the word “and” following the phrase “successors and assigns” in that section with a comma and adding the phrase “and the FDIC as provided herein” at the end of such section.

SECTION 1.3 The Indenture is hereby amended by the insertion of a new “Exhibit B” in the form attached hereto.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.2 Indenture and Supplemental Indentures Construed Together. This Fifth Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Fifth Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.3 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Fifth Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.4 Conflict with Trust Indenture Act. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (“TIA”) that is required under the TIA to be part of and govern any provision of this Fifth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fifth Supplemental Indenture, as the case may be.

SECTION 2.5 Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.6 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.7 Headings. The Article and Section headings of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Fifth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.8 Benefits of Fifth Supplemental Indenture, etc. Nothing in this Fifth Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, the FDIC (to the extent set forth herein) and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fifth Supplemental Indenture or the Securities.

SECTION 2.9 Certain Duties and Responsibilities of the Trustee.

(a) In entering into this Fifth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

(b) The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.

SECTION 2.10 Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.11 Governing Law. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.12 Effective Date. This Fifth Supplemental Indenture shall be effective on the date first set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed effective as of the date set forth above.

BANK OF AMERICA CORPORATION

By:	/s/ B. KENNETH BURTON, JR.
Name:	B. Kenneth Burton, Jr.
Title:	Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

By:	/s/ TINA D. GONZALEZ
Name:	Tina D. Gonzalez
Title:	Assistant Vice President

Exhibit B

FORM OF ASSIGNMENT1

This Assignment is made pursuant to the terms of Section 15.11 of the Indenture, dated as of January 1, 1995, as amended from time to time (the “Agreement”), between The Bank of New York Mellon Trust Company, N.A. or its successor hereunder (the “Representative”), acting on behalf of the holders of the debt issued under the Indenture who have not opted out of representation by the Representative (the “Holders”), and Bank of America Corporation (the “Company”) with respect to the debt obligations of the Company that are guaranteed under the TLG Program. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

For value received, the Representative, on behalf of the Holders (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the promissory note or other instrument evidencing the debt issued under the Indenture (the “Note”); (b) the Indenture pursuant to which the Note was issued; and (c) any other instrument or agreement executed by the Company regarding obligations of the Company under the Note or the Indenture (collectively, the “Assignment”).

The Assignor hereby certifies that:

1. Without the FDIC’s prior written consent, the Assignor has not:

(a) agreed to any material amendment of the Note or the Indenture or to any material deviation from the provisions thereof; or

(b) accelerated the maturity of the Note.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Note or the Indenture;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Note and the Indenture to                                          pursuant to the                                          agreement, dated as of                     , 20    , between

[1]	This Form of Assignment shall be modified as appropriate if the assignment is being made by an individual debt holder rather than the Representative or if the debt being assigned is not in certificated form or otherwise represented by a written instrument.

                                         , as assignor, and                                         , as assignee, an executed copy of which is attached hereto.

The Assignor acknowledges and agrees that this Assignment is subject to the Indenture and to the following:

1. In the event the Assignor receives any payment under or related to the Note or the Indenture from a party other than the FDIC (a “Non-FDIC Payment”):

(a) after the date of demand for a guarantee payment on the FDIC pursuant to 12 C.F.R. Part 370, but prior to the date of the FDIC’s first guarantee payment under the Indenture pursuant to 12 C.F.R. Part 370, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Company, and not as a guarantee payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b) after the FDIC’s first guarantee payment under the Indenture, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2. Acceptance by the Assignor of payment pursuant to the TLG Program on behalf of the Holders shall constitute a release by such Holders of any liability of the FDIC under the TLG Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

******

IN WITNESS WHEREOF, the Assignor has caused this instrument to be executed and delivered this          day of                     , 20    .

Very truly yours,
[ASSIGNOR]

By:
(Signature)

Name:
(Print)

Title:
(Print)

Consented to and acknowledged by this          day of                     , 20    :

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:
(Signature)

Name:
(Print)

Title:
(Print)

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